Exhibit 10.1

THE WALT DISNEY COMPANY

Performance-Based Stock Unit Award
(Three-Year Vesting subject to Total Shareholder Return Test /EPS Growth
Test/Section 162(m) Vesting Requirements)

AWARD AGREEMENT, dated as of __________________ between The Walt Disney Company, a Delaware corporation (“Disney”), and______________________ (the “Participant”). This Award is granted on ______________________ (the “Date of Grant”) by the Compensation Committee of the Disney Board of Directors (the “Committee”) pursuant to the terms of the Amended and Restated 2002 Executive Performance Plan (the “Plan”), and pursuant to the terms of the 2011 Stock Incentive Plan (the “Stock Plan”). The applicable terms of the Plan and the Stock Plan are incorporated herein by reference, including the definitions of terms contained therein.

Section 1. Stock Unit Award. Disney hereby grants to the Participant, on the terms and conditions set forth herein, an Award for a target number of Stock Units of <# STOCK UNITS> (such target number of Stock Units, together with such number of additional whole or fractional Stock Unit(s), if any, as may from time to time be credited with respect thereto (as dividend equivalents) pursuant to Section 4 hereof, being referred to herein as the “Target Award Amount”). The number of Stock Units which may be awarded hereunder is dependent upon the satisfaction of the conditions set forth herein and may range from no Stock Units to 150% of the Target Award Amount. The Stock Units are notional units of measurement denominated in Shares of Disney (i.e., one Stock Unit is equivalent in value to one Share, subject to the terms hereof). The Stock Units represent an unfunded, unsecured obligation of Disney.

Section 2. Vesting Requirements. The vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 3 below or vesting pursuant to Section 6 below) shall be subject to the satisfaction of the conditions set forth in each of subsections A and B, as applicable, and, in each case, subsections C and D of this Section 2:

A.
Total Shareholder Return Test. The vesting of fifty percent of the Target Award Amount (the “TSR Target Award Amount”) shall be conditioned upon the satisfaction of a performance vesting requirement (the “TSR Performance Requirement”) based on Total Shareholder Return of Disney as compared to the Total Shareholder Returns of the S&P 500 Companies, in each case, with respect to the three-year period ending on the Determination Date (as each such term is defined below). To satisfy the TSR Performance Requirement, the TSR Percentile (as hereinafter defined) of Disney must equal or exceed the TSR Percentile of 25.00% of the S&P 500 Companies (the “S&P 25th TSR Percentile”). If this requirement is met, the number of Stock Units as to which the TSR Performance Requirement shall be satisfied shall be determined as follows:

i.	If the TSR Percentile of Disney is equal to “S&P 25th TSR Percentile”, then the number of Stock Units which shall satisfy the TSR Performance Requirement shall be 50% of the TSR Target Award Amount.

ii.
If the TSR Percentile of Disney equals or exceeds the TSR Percentile of 75.00% of the S&P 500 Companies (the “S&P 75th TSR Percentile”), the number of Stock Units which shall satisfy the TSR Performance Requirement shall be 150% of the TSR Target Award Amount.

iii.	If the TSR Percentile of Disney exceeds the S&P 25th TSR Percentile but is less than the S&P 75th TSR Percentile, the percentage of Stock Units as to which the TSR

Performance Requirement shall have been satisfied shall be determined by multiplying the TSR Percentile of Disney by two. For example, if the TSR Percentile of Disney is 40.00%, then Stock Units equal to 80% of the TSR Target Award Amount shall have satisfied the TSR Performance Requirement; if the TSR Percentile of Disney is 60.55%, then 121.10% of the TSR Target Award Amount shall have satisfied the TSR Performance Requirement.

For the purposes hereof, the terms set forth below shall have the following meanings:

“Determination Date” shall mean the date which precedes the Scheduled Vesting Date (as hereinafter defined) by one month. For example, for an Award vesting on a January 14 of any specified year, the Determination Date of such Award is December 14 of the prior year.

“Total Shareholder Return” shall mean an amount equal to the average of the total return figures for the three-year periods ending on the twenty (20) trading days referred to below as currently reported under “Comparative Returns” by Bloomberg L.P. (“Bloomberg”) (or any other reporting service that the Committee may designate from time to time):

(i)
for Disney (as such total return figures for Disney may be adjusted by the Committee, by no later than the Scheduled Vesting Date, to take into account any factors which the Committee has determined are not properly reflected in such reported figures) or

(ii)	for any other S&P 500 Company,

in each case reported for the twenty (20) latest trading days up to and (if the Determination Date is a trading day) including the Determination Date. In determining Total Shareholder Return, the total return figures for each of Disney and each other S&P 500 Company for such respective three year periods shall be compared to the relative values reported for each such company for the twenty (20) days commencing with the day that is three years and twenty (20) trading days prior to the Determination Date.

“TSR Percentile” shall mean the percentile ranking (which shall be carried out to two decimal points) as determined by Disney on the basis of the Total Shareholder Return figures reported by Bloomberg (or any other reporting service that the Committee may designate from time to time) for each of the S&P 500 Companies, including Disney (provided that in the case of Disney adjustments may be made by the Committee with respect to Total Shareholder Return as provided above).

“S&P 500 Companies” shall mean all of the companies which are listed on the Standard & Poor’s 500 Composite Index, including Disney, on the date which is three years and twenty (20) trading days prior to the Determination Date and which remain continuously listed on the Standard & Poor’s 500 Composite Index through and including the Determination Date; provided however, that for the purposes hereof the Standard & Poor’s 500 Composite Index shall be deemed to include companies that were removed therefrom during the measurement period but that continued during the entire measurement period to have their shares listed on at least one of the NYSE, NASDAQ, American Stock Exchange, Boston Stock Exchange, Chicago Stock Exchange, National Stock Exchanged (formerly Cincinnati Stock Exchange), NYSE Arca (formerly known as the Pacific Stock Exchange), Philadelphia Stock Exchange or any other exchange(s) that the Committee may designate from time to time.

B.
EPS Growth Test. The vesting of the remaining fifty percent of the Target Award Amount (the “EPS Target Award Amount”) shall be conditioned upon the satisfaction of a performance vesting requirement (the “EPS Growth Performance Requirement”) based upon the Disney Adjusted EPS Growth Rate with respect to the Disney EPS Growth Performance Period as compared to the EPS Growth Rates of the Eligible S&P 500 Companies with respect to the S&P 500 EPS Growth Performance Period for each such company (as each such term is defined below). To satisfy the EPS Growth Performance Requirement, the Committee must determine that the Disney Adjusted EPS Growth Rate with respect to the Disney EPS Growth Performance Period equals or exceeds the EPS Growth Rate of 25% of the Eligible S&P 500 Companies over the applicable S&P 500 EPS Growth Performance Periods (the “S&P 25th EPS Percentile”). If this requirement is met, the number of Stock Units as to which the EPS Growth Performance Requirement shall be satisfied shall be determined as follows:

i.
If the Disney Adjusted EPS Growth Rate equals the S&P 25th EPS Percentile, then the number of Stock Units which shall satisfy the EPS Growth Performance Requirement shall be 50% of the EPS Target Award Amount.

ii.
If the Disney Adjusted EPS Growth Rate equals or exceeds the EPS Growth Rate of 75% of the Eligible S&P 500 Companies over the applicable S&P 500 EPS Growth Performance Periods (the “S&P 75th EPS Percentile”), the number of Stock Units which shall satisfy the EPS Growth Performance Requirement shall be 150% of the EPS Target Award Amount.

iii.
If the Disney Adjusted EPS Growth Rate exceeds the S&P 25th EPS Percentile but is less than the S&P 75th EPS Percentile, the percentage of Stock Units as to which the EPS Growth Requirement shall have been satisfied shall be determined by multiplying (x) the actual comparative percentile (which shall be carried out to two decimal points) the Committee determines has been achieved based on the Disney Adjusted EPS Growth Rate by (y) two. For example, if the Disney performance ranks at the 40.00%, then Stock Units equal to 80% of the EPS Target Award Amount shall have satisfied the EPS Growth Performance Requirement; if the Disney performance achieved the 60.55%, then 121.10% of the EPS Target Award Amount shall have satisfied the EPS Growth Performance Requirement.

For the purposes hereof, the terms set forth below shall have the following meanings:

“Disney Adjusted EPS Growth Rate” shall mean the compound, average annual growth rate of the Disney Adjusted EPS (as defined below) for the twelve (12) fiscal quarters of Disney ended immediately prior to the Determination Date for which financial results have been filed with the Securities and Exchange Commission on a Form 10-Q or Form 10-K (the “Disney EPS Growth Performance Period”). For the avoidance of doubt, the Disney Adjusted EPS Growth Rate shall be calculated using the Disney Adjusted EPS for the four fiscal quarters prior to the Disney EPS Growth Performance Period as the starting Disney

Adjusted EPS and comparing such starting Disney Adjusted EPS to the average annual Disney Adjusted EPS for the Disney EPS Growth Performance Period.

“Disney Adjusted EPS” for the relevant period shall mean the EPS of Disney, after such adjustments thereto as the Committee deems appropriate in its sole discretion (i) to exclude the effect of extraordinary, unusual and/or nonrecurring items and (ii) to reflect such other factors as the Committee deems appropriate to fairly reflect earnings per share growth.

“Eligible S&P 500 Companies” means the S&P 500 Companies excluding Disney and the Negative EPS Companies.

“EPS Growth Rate” shall mean the compound, average annual growth rate of EPS (as defined below) for the twelve (12) most recent fiscal quarters ended immediately prior to the Determination Date (the “S&P 500 EPS Growth Performance Period”) as determined on the basis of EPS reported on or prior to the Determination Date by Bloomberg (or any other reporting service that the Committee may designate from time to time) for any of the S&P 500 Companies other than (i) Disney and (ii) the Negative EPS Companies (the EPS for any such four quarters being referred to herein as the “Starting EPS”). For the avoidance of doubt, the EPS Growth Rate of any S&P 500 Company shall be calculated on the basis of the EPS for such Company over the four fiscal quarters ended immediately prior to the S&P 500 EPS Growth Performance Period as compared to its average annual EPS for the S&P 500 EPS Growth Performance Period for such company.

“EPS” for the relevant period shall mean the diluted earnings per share from continuing operations for any company for a specified period as reported by Bloomberg (or any other reporting service that the Committee may designate from time to time).

“Negative EPS Companies” any S&P 500 Company with aggregate negative EPS (as reported by Bloomberg or any other reporting service that the Committee may designate from time to time) for the four fiscal quarters ended immediately prior to the S&P 500 EPS Growth Performance Period (unless otherwise provided by the Committee on a case by case basis at the time of the award).

C.
Section 162(m) Vesting Requirement. This Award shall also be subject to additional performance vesting requirements under this Section 2.C with respect to all Stock Units subject to this Award, based upon the achievement of the Performance Target applicable to the 162(m) Performance Period set forth below, and subject to certification of achievement of such Performance Target by the Committee pursuant to Section 4.8 of the Plan. The Performance Target (together with the Business Criteria with respect to such Performance Target) shall be established by the Committee by no later than 90 days following the beginning of the Performance Period applicable to this Award. If the Performance Target is not satisfied, all of the Stock Units subject to this Award shall be immediately forfeited. For purposes of this Section 2.C, the “162(m) Performance Period” shall be the last fiscal year of Disney to be completed prior to the Scheduled Vesting Date.

D
Service Vesting Requirement. In addition to subsection C and whichever of the performance vesting requirements of subsection A or B of this Section 2 is applicable to a stated portion of the Stock Units subject to this Award, the right of the Participant to receive payment of this Award shall become vested only if he or she remains continuously employed by Disney or an Affiliate from the date hereof until the Scheduled Vesting Date.

If the service vesting requirements of this Section 2.C are not satisfied, all of the Stock Units subject to this Award shall be immediately forfeited and the Participant’s rights with respect thereto shall cease.

All Stock Units for which all of the requirements of this Section 2 have been satisfied shall become vested and shall thereafter be payable in accordance with Section 5 hereof. Subject to the terms, conditions and performance-based vesting requirements set forth herein, the Stock Units subject to this Award will vest on the third anniversary date of the Date of Grant (the “Scheduled Vesting Date”).

Section 3. Accelerated Vesting. Notwithstanding the terms and conditions of Section 2 hereof, upon the Participant’s death or disability (within the meaning of Section 409A of the Internal Revenue Code), or upon the occurrence of a Triggering Event within the 12-month period following a Change in Control in accordance with Section 11 of the Stock Plan as in effect as of the date of the Triggering Event (any of the foregoing being an “Accelerating Event”) (provided, in each case, that the Participant is employed by Disney (or an Affiliate) at the time of such Accelerating Event), this Award shall become fully vested with respect to the Target Award Amount of Stock Units; provided, however, that notwithstanding the foregoing, if such Accelerating Event shall have occurred after the Determination Date but before the Scheduled Vesting Date, then the number of Stock Units which shall become fully vested shall be determined on the same basis as if the Participant had been continuously employed by Disney (or an Affiliate) until the Scheduled Vesting Date and shall be payable in accordance with Section 5 hereof to the extent that it has not previously been forfeited.

Section 4. Dividend Equivalents. Any dividends paid in cash on Shares of Disney will be credited to the Participant with respect to the Target Award Amount of Stock Units as additional Stock Units as if the Stock Units previously held by the Participant were outstanding Shares, as follows: such credit shall be made in whole and/or fractional Stock Units on the Target Award Amount as in effect at the time of such crediting and shall be based on the fair market value (as defined in the Stock Plan) of the Shares on the date of payment of such dividend. All such additional Stock Units shall be subject to the same vesting requirements applicable to the Stock Units in respect of which they were credited and shall be payable in accordance with Section 5 hereof.

Section 5. Payment of Award. Payment of any vested portion of the TSR Target Award Amount or the EPS Target Award Amount shall be made within 30 days following the later of:

(i)	the date as of which all of the vesting requirements under Section 2 applicable to the TSR Target Award Amount or the EPS Target Award Amount, as applicable, shall have been satisfied, or

(ii)	the date of certification of achievement of the Performance Target by the Committee, as required under Section 2.A or 2.B and Section 2.C hereof,
(or within 30 days following acceleration of vesting under Section 3 hereof, if applicable) but in no event later than the later of (x) December 31 of the year in which the Scheduled Vesting Date occurs and (y) two and one-half months after the Scheduled Vesting Date occurs. The Stock Units shall be paid in cash or in Shares (or some combination thereof), as determined by the Committee in its discretion at the time of payment, and in either case shall be paid to the Participant after deduction of applicable minimum statutory withholding taxes.

Section 6. Extended Vesting based on Age and Years of Service.

(a) In the event that Participant’s employment with Disney or an Affiliate thereof terminates for any reason other than death, disability or “cause” (as further provided in the Plan) at a time when (i) the Participant has attained the age of sixty and has completed at least ten consecutive Service Years (as hereinafter defined) and (ii) at least one year has passed since the Date of Grant of this Award, then the remaining then unvested tranche(s) of this Award shall vest in accordance with the terms and provisions hereof in the same manner as if Participant’s employment had continued through the Scheduled Vesting Date, provided that all of the conditions to such vesting (other than the condition set forth in Section 2.D hereof), including without limitation the conditions set forth in Section 2.A or 2.B, as applicable, and Section 2.C hereof, have been met. For purposes of the foregoing, “Service Year” shall mean any full 12-month period during which the Participant was continuously employed by Disney or an affiliate thereof. In determining the total number of consecutive Service Years that the Participant has been so employed, Disney shall apply such rules regarding the bridging of service as the Committee may adopt from time to time.

(b) Notwithstanding any other term or provision hereof, if at the time of termination of employment (other than upon the scheduled expiration date of an employment agreement) Participant is employed pursuant to an employment agreement with Disney or an Affiliate which provides under certain circumstances for the continued vesting of any Stock Units subject to this Award in the event of the termination of such employment agreement prior to its scheduled expiration date (a “Contractual Extension Provision”), then, except as otherwise provided in such employment agreement, (i) this Section 6 shall be interpreted and applied in all respects as if Participant had remained continuously employed by Disney or an Affiliate thereof from the Date of Grant of this Award through the scheduled expiration date of such employment agreement and (ii) the date of termination of Participant’s employment for all purposes under this Section 6 shall be deemed to be the scheduled expiration date of such employment agreement.

Section 7. Restrictions on Transfer. Neither this Award nor any Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Disney as a result of forfeiture of the Stock Units as provided herein and as provided in Section 6 of the Plan. The Stock Units constitute Restricted Units as defined in Section 2.2 of the Plan.

Section 8. No Voting Rights. The Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.

Section 9. Award Subject to Plan. This Restricted Stock Unit Award is subject to the terms of the Plan and the Stock Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan or the Stock Plan, the Plan or the Stock Plan, as applicable, will govern and prevail.

Section 10. Changes in Capitalization. The Stock Units under this Award shall be subject to the provisions of the Plan relating to adjustments for changes in corporate capitalization.

Section 11. No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Disney or an Affiliate nor interfere in any way with the right of Disney or an Affiliate to terminate the Participant's employment at any time or to change the terms and conditions of such employment.

Section 12. Effect of Employment Agreement. If the Participant is employed pursuant to an employment agreement with Disney, any provisions thereof relating to the effect of a termination of the Participant’s employment upon his or her rights with respect to this Award, including, without limitation, any provisions regarding acceleration of vesting and/or payment of this Award in the event of termination of employment, shall be fully applicable and supersede any provisions hereof with respect to the same subject matter.

Section 13. Data Privacy. The Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of the Participant, whether in electronic or other form, by and among Disney, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing the Participant’s Awards under, and participation in, the Plan and the Stock Plan. Such personal data may include, without limitation, the Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, nationality, job title and other job-related information, tax information, the number of Disney shares held or sold by the Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to the Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding (“Data”). The Participant acknowledges, understands and agrees that Data will be transferred to Merrill Lynch, which is assisting Disney with the implementation, administration and management of the Plan and the Stock Plan, and/or to such other third-party plan administrator(s) and/or recipients as may be selected by Disney in the future. The Participant understands that one or more of the administrators or recipients of Data may be located in countries other than the country of Participant’s current residence, and that such other countries may have data privacy laws and protections different from, and less protective than, the laws and protections of the country of Participant’s current residence, the Member States of the European Union or any other country to which the Participant may be at any time relocated.

Section 14. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

THE WALT DISNEY COMPANY

By:
Name:
Title
PARTICIPANT